NEWS RELEASE

Contact: Shari Winet Rodriguez, Vice President of Public Relations
858.668.2580 shari.winetrodriguez@bpiedu.com

Higher Learning Commission Removes Bridgepoint Education's
Ashford University from Notice Sanction

SAN DIEGO (September 5, 2013) The Higher Learning Commission of the North Central Association of Schools and Colleges (HLC) removed the sanction of Notice from Ashford University on August 30, 2013. The Commission removed the University from Notice because its Board determined that the University had resolved the concerns that led to the institution being placed on Notice.

In a letter from the HLC, the Board stated it had removed the sanction against Ashford because the University had successfully established accredited status with the WASC Senior College and University Commission (WASC). The University's successful acquisition of accredited status with WASC signaled Ashford's intent to resign its accredited status with HLC, thereby ending the Higher Learning Commission's need to determine if the University meets HLC's jurisdictional requirements. WASC found the University to be in substantial compliance with WASC standards, including the same standards the Commission originally identified in placing the institution on Notice.

To view HLC's Public Disclosure Notice on Ashford University, click here.

HLC
www.ncahlc.org
800.621.7440

WASC
www.wascsenior.org
510.748.9001

About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its academic institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associates, bachelor's, and master's degree programs while University of the Rockies offers master's and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies). For

more information about Bridgepoint Education, visit www.bridgepointeducation.com or call Shari Winet Rodriguez, vice president of Public Relations, at 858.668.2580.

About Ashford University
Ashford University is defining the modern college experience by combining the heritage of a traditional campus with the flexibility and effectiveness of online learning. The University provides a vibrant learning community where high-quality programs and leading-edge technology create a dynamic, immersive and stimulating learning experience. The University offers practical and progressive associate's, bachelor's and master's degree programs online, as well as bachelor's degree programs at its Clinton, Iowa, campus. Ashford University - where heritage meets innovation. For more information, please visit www.ashford.edu or call Shari Winet Rodriguez, vice president of Public Relations, at 858.513.9240 x2513.